UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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ESSENDANT INC.

(Name of Registrant as Specified In Its Charter)

Emu Investments LLC

Staples, Inc.

Arch Investors L.P.

SP GP (Cayman) Ltd.

Sycamore Partners II, L.P.

Sycamore Partners II GP, L.P.

Sycamore Partners II GP, Ltd.

Stefan L. Kaluzny

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On September 4, 2018:

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Emu Investments LLC, Staples, Inc. (“Staples”), Arch Investors L.P., SP GP (Cayman) Ltd., Sycamore Partners II, L.P., Sycamore Partners II GP, L.P., Sycamore Partners II GP, Ltd. and Stefan L. Kaluzny (collectively, the “Participants”), filed a preliminary proxy statement (the “Preliminary Proxy Statement”) and accompanying gold proxy card with the Securities and Exchange Commission in connection with the Essendant Inc. (the “Issuer”) special meeting of stockholders to be held on October 5, 2018 (the “Special Meeting”). The Participants intend to file a definitive proxy statement and accompanying gold proxy card to be used to solicit proxies against each of the Issuer’s proposals at the Special Meeting, including the share issuance in connection with the the proposed merger of the Issuer with the S.P. Richards Company business of Genuine Parts Company (the “Proposed SPR Merger”).

•

Staples delivered a letter to the President and Chief Executive Officer and Board of Directors of the Issuer that included the Investor Presentation (as defined below) in support of its proposal to acquire all of the remaining common stock of the Issuer not owned by the Participants, a copy of which is attached hereto as Exhibit 1.

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The Participants issued an investor presentation (the “Investor Presentation”) urging stockholders of the Issuer to vote “AGAINST” each of the Issuer’s proposals at the Special Meeting, including the share issuance in connection with the Proposed SPR Merger. A copy of the Investor Presentation is attached hereto as Exhibit 2.

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The Participants issued a press release announcing the filing of the Preliminary Proxy Statement, the issuance of the Investor Presentation and related matters, a copy of which is attached hereto as Exhibit 3.

STAPLES, INC. (“STAPLES”) INTENDS TO FILE WITH THE SEC A DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING GOLD PROXY CARD TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE UPCOMING SPECIAL MEETING OF STOCKHOLDERS OF ESSENDANT INC. (THE “COMPANY”), INCLUDING ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF OR ANY OTHER MEETING THAT MAY BE CALLED IN LIEU THEREOF (THE “SPECIAL MEETING”). INFORMATION RELATING TO STAPLES AND THE OTHER PARTICIPANTS IN SUCH PROXY SOLICITATION (COLLECTIVELY, THE “PARTICIPANTS”) HAS BEEN INCLUDED IN A PRELIMINARY PROXY STATEMENT FILED BY STAPLES WITH THE SEC ON SEPTEMBER 4, 2018 AND IN ANY AMENDMENTS TO THAT PRELIMINARY PROXY STATEMENT. STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS RELATED TO THE SOLICITATION OF STOCKHOLDERS OF THE COMPANY IN CONNECTION WITH THE SPECIAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATING TO THE PARTICIPANTS. THESE MATERIALS AND OTHER MATERIALS FILED BY THE PARTICIPANTS IN CONNECTION WITH THE SOLICITATION OF PROXIES WILL BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER RELEVANT DOCUMENTS FILED BY THE PARTICIPANTS WITH THE SEC WILL ALSO BE AVAILABLE, WITHOUT CHARGE, ON REQUEST FROM STAPLES’ PROXY SOLICITOR, D.F. KING & CO., INC., AT 800-870-0126 OR VIA EMAIL AT STAPLES@DFKING.COM.

Exhibit 1

September 4, 2018

Richard D. Phillips

President and CEO of Essendant Inc.

One Parkway North Blvd.

Suite 100

Deerfield, Illinois 60015

Dear Mr. Phillips:

As conveyed to your legal counsel, we will be separately sending to your legal counsel a merger agreement we are prepared to execute. Consistent with our prior proposal, you will see that our transaction would not be subject to a financing condition. In addition, while we do not believe there would be any regulatory impediments to promptly closing our transaction, we have included a regulatory break-up fee of $20 million — that is at the higher end of precedents and shows our confidence in obtaining regulatory clearance.

Your proposed merger with S.P. Richards has very significant regulatory uncertainty and risk, given that it is a horizontal merger to what would appear to be a monopoly. Moreover, there is no apparent remedy that could be undertaken that would allow for the transaction to close. Your agreement for the S.P. Richards merger does not provide you with any protection if it is blocked, and your own disclosures make it clear that you will not even know whether you can obtain regulatory approval until the end of the year. We believe that if your proposed transaction is blocked, Essendant’s stock could fall to below $5 a share — we would then be in a position to acquire Essendant for well below $11.50 a share.

Enclosed with this letter is an Investor Presentation that we filed today, which includes pages previously provided to you regarding our views concerning the value of your proposed merger with S.P. Richards. The Investor Presentation demonstrates that the market was right in valuing your proposed merger at below $10 a share — and that was before your more recent disclosures of the weakness in the operations and outlook for both you and S.P. Richards’ business.

We believe that our $11.50 offer already is far superior to your highly uncertain proposed merger, and would note that none of the information you have shared with us has changed our view on value. Nevertheless, in order to come to a negotiated transaction, we continue to be prepared to engage to see if we can reach agreement through a potential increase in price. However, in that context, it is important to recognize that the current trading prices for your stock are based on takeover speculation and unrealistic price expectations.

Staples, Inc.	500 Staples Drive, Framingham, MA 01702

Sincerely,

Staples, Inc.

/s/ Stefan Kaluzny
Stefan Kaluzny
Director

cc:	Charles K. Crovitz

Chairman of the Board of Directors of Essendant Inc.

One Parkway North Blvd.

Suite 100

Deerfield, Illinois 60015

Enclosure

Staples, Inc.	500 Staples Drive, Framingham, MA 01702

Essendant’s Proposed Merger with S.P. Richards is Inferior and Less Certain than Staples’ All-Cash Proposal September 4, 2018 Exhibit 2

Disclaimer STAPLES, INC. (“STAPLES”) INTENDS TO FILE WITH THE SEC A DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING GOLD PROXY CARD TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE UPCOMING SPECIAL MEETING OF STOCKHOLDERS OF ESSENDANT INC. (THE “COMPANY”), INCLUDING ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF OR ANY OTHER MEETING THAT MAY BE CALLED IN LIEU THEREOF (THE “SPECIAL MEETING”). INFORMATION RELATING TO STAPLES AND THE OTHER PARTICIPANTS IN SUCH PROXY SOLICITATION (COLLECTIVELY, THE “PARTICIPANTS”) HAS BEEN INCLUDED IN A PRELIMINARY PROXY STATEMENT FILED BY STAPLES WITH THE SEC ON SEPTEMBER 4, 2018 AND IN ANY AMENDMENTS TO THAT PRELIMINARY PROXY STATEMENT. STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS RELATED TO THE SOLICITATION OF STOCKHOLDERS OF THE COMPANY IN CONNECTION WITH THE SPECIAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATING TO THE PARTICIPANTS. THESE MATERIALS AND OTHER MATERIALS FILED BY THE PARTICIPANTS IN CONNECTION WITH THE SOLICITATION OF PROXIES WILL BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER RELEVANT DOCUMENTS FILED BY THE PARTICIPANTS WITH THE SEC WILL ALSO BE AVAILABLE, WITHOUT CHARGE, ON REQUEST FROM STAPLES’ PROXY SOLICITOR, D.F. KING & CO., INC., AT 800-870-0126 OR VIA EMAIL AT STAPLES@DFKING.COM. THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF THE PARTICIPANTS, WHICH OPINIONS ARE BASED EXCLUSIVELY ON PUBLICLY AVAILABLE INFORMATION WITH RESPECTS TO THE ISSUER COMPANY. THESE MATERIALS ARE FOR GENERAL INFORMATIONAL PURPOSES ONLY. THEY DO NOT HAVE REGARD TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY, OR THE PARTICULAR NEEDS OF ANY SPECIFIC PERSON WHO MAY RECEIVE THESE MATERIALS, AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION. OPINIONS EXPRESSED HEREIN ARE CURRENT OPINIONS AS OF THE DATE APPEARING ON THIS MATERIAL ONLY. THE PARTICIPANTS DISCLAIM ANY OBLIGATION TO UPDATE THE DATA, INFORMATION OR OPINIONS CONTAINED HEREIN. UNLESS OTHERWISE INDICATED, FINANCIAL INFORMATION AND DATA USED HEREIN HAVE DERIVED OR OBTAINED, WITHOUT INDEPENDENT VERIFICATION, FROM FILINGS MADE BY THE COMPANY OR OTHER COMPANIES WITH THE SECURITIES AND EXCHANGE COMMISSION THAT THE PARTICIPANTS CONSIDER COMPARABLE, AND FROM OTHER THIRD PARTY SOURCES. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS ADDRESSED IN THESE MATERIALS, INCLUDING PROJECTIONS, MARKET OUTLOOKS, ASSUMPTIONS AND ESTIMATES, ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES. YOU SHOULD BE AWARE THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. YOU SHOULD BE AWARE THAT FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN, AND ACTUAL RESULTS MAY DIFFER FROM THE PROJECTIONS AND OTHER FORWARD LOOKING STATEMENTS CONTAINED HEREIN DUE TO REASONS THAT MAY OR MAY NOT BE FORESEEABLE. THE PARTICIPANTS DO NOT ASSUME ANY OBLIGATION TO UPDATE THE FORWARD-LOOKING STATEMENTS. EXCEPT AS OTHERWISE STATED HEREIN, THE PARTICIPANTS HAVE NOT SOUGHT OR OBTAINED CONSENT FROM ANY THIRD PARTY TO THE USE HEREIN OF PREVIOUSLY PUBLISHED INFORMATION. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN. ALTHOUGH DATA AND INFORMATION CONTAINED HEREIN HAVE BEEN OBTAINED FROM SOURCES BELIEVED TO BE RELIABLE, THE PARTICIPANTS DO NOT GUARANTEE THEIR ACCURACY, COMPLETENESS OR FAIRNESS. THE PARTICIPANTS HAVE RELIED UPON AND ASSUMED, WITHOUT INDEPENDENT VERIFICATION, THE ACCURACY AND COMPLETENESS OF ALL DATA AND INFORMATION AVAILABLE FROM PUBLIC SOURCES. NO WARRANTY IS MADE THAT ANY DATA OR INFORMATION CONTAINED HEREIN, WHETHER DERIVED OR OBTAINED FROM FILINGS MADE WITH A REGULATOR OR FROM ANY THIRD PARTY, IS ACCURATE. THE PARTICIPANTS SHALL NOT BE RESPONSIBLE OR HAVE ANY LIABILITY FOR ANY MISINFORMATION CONTAINED IN ANY REGULATORY FILING OR THIRD PARTY REPORT. THERE IS NO ASSURANCE OR GUARANTEE WITH RESPECT TO THE PRICES AT WHICH ANY SECURITIES OF THE COMPANY WILL TRADE, AND SUCH SECURITIES MAY NOT TRADE AT PRICES THAT MAY BE IMPLIED HEREIN. THE ESTIMATES, PROJECTIONS, PRO FORMA INFORMATION AND POTENTIAL IMPACT OF THE PROPOSALS SET FORTH HEREIN ARE BASED ON ASSUMPTIONS THAT THE PARTICIPANTS BELIEVE TO BE REASONABLE, BUT THERE CAN BE NO ASSURANCE OR GUARANTEE THAT ACTUAL RESULTS OR PERFORMANCE OF THE COMPANY WILL NOT DIFFER, AND SUCH DIFFERENCES MAY BE MATERIAL. THE PARTICIPANTS CURRENTLY HOLD A SUBSTANTIAL NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY. THE PARTICIPANTS INTEND TO REVIEW THEIR INVESTMENTS IN THE COMPANY ON A CONTINUING BASIS. DEPENDING ON VARIOUS FACTORS, INCLUDING, WITHOUT LIMITATION, THE COMPANY’S FINANCIAL POSITION AND STRATEGIC DIRECTION, ACTIONS TAKEN BY THE BOARD, PRICE LEVELS OF SHARES OF COMMON STOCK, OTHER INVESTMENT OPPORTUNITIES AVAILABLE TO THE PARTICIPANTS, CONCENTRATION OF POSITIONS IN THE PORTFOLIOS MANAGED BY THE PARTICIPANTS, MARKET CONDITIONS AND GENERAL ECONOMIC AND INDUSTRY CONDITIONS, THE PARTICIPANTS MAY TAKE SUCH ACTIONS WITH RESPECT TO THEIR INVESTMENTS IN THE COMPANY AS THEY DEEM APPROPRIATE, INCLUDING, WITHOUT LIMITATION, PURCHASING ADDITIONAL SHARES OF COMMON STOCK OR OTHER FINANCIAL INSTRUMENTS RELATED TO THE COMPANY OR SELLING SOME OR ALL OF THEIR BENEFICIAL OR ECONOMIC HOLDINGS, ENGAGING IN HEDGING OR SIMILAR TRANSACTIONS WITH RESPECT TO THE SECURITIES RELATING TO THE COMPANY AND/OR OTHERWISE CHANGING THEIR INTENTION WITH RESPECT TO ANY AND ALL MATTERS REFERRED TO HEREIN. NEITHER THESE MATERIALS NOR ANYTHING CONTAINED HEREIN IS INTENDED TO BE, NOR SHOULD IT BE CONSTRUED OR USED AS, INVESTMENT, TAX, LEGAL OR FINANCIAL ADVICE, AN OPINION OF THE APPROPRIATENESS OF ANY SECURITY OR INVESTMENT, OR AN OFFER, OR THE SOLICITATION OF ANY OFFER, TO BUY OR SELL ANY SECURITY OR INVESTMENT.

Vote NO on S.P. Richards Merger We urge ESND shareholders to vote NO on the proposed merger with S.P. Richards The S.P Richards (“SPR”) merger presents multiple risks that could destroy value for ESND shareholders: Substantial risk that antitrust approval is not received Secular industry headwinds for both ESND and SPR that will lead to continued underperformance Significant business integration hurdles and inability to achieve unrealistic synergy assumptions   We urge ESND’s Board to recommend Staples’ cash offer of $11.50 per share The Staples offer presents benefits to ESND shareholders: Offers greater certainty of closing due to less antitrust risk Cash consideration eliminates risk of continued underperformance Offer is not contingent on financing We believe Staples’ proposal represents a superior value to ESND shareholders

Key Risks the SPR / ESND Merger Creates for ESND Shareholders This presentation addresses a number of key risks of the proposed SPR merger that ESND shareholders should be concerned about: Risk #1: SPR Merger Has Significant Risk of Not Closing Due to Antitrust Issues Risk #2: ESND Shares Are Currently Inflated Due to Speculation About Staples’ Proposal Risk #3: The SPR Merger Requires Faith in Unrealistic Assumptions About the Go-Forward Company; Staples’ All-Cash Offer Provides Certainty of Value

Risk #1 SPR Merger Has Significant Risk of Not Closing Due to Antitrust Issues

ESND / SPR Unlikely to Obtain Antitrust Clearance ESND / SPR is a “merger to monopoly” Challenges levied by the FTC will not be remedied by synergy arguments ESND / SPR will be subject to a very long review process Staples’ proposal offers the clearest path to completion Staples’ proposal also offers a $20 million termination fee, which is at the higher end of precedents and payable to ESND if the transaction with Staples is terminated due to failure to receive antitrust clearance

ESND’s Stock Price Would Plunge if Shareholders Approve the SPR Deal and it is Then Blocked… 10 days prior to announcing the SPR deal, ESND hit its YTD low closing price of $7.44(1) ___________________________ Represents closing price on 4/2/2018. As of the unaffected share price of $8.47 on 4/11/2018. ESND Share Price 10-days pre-announcement: $7.44 4/26/18: Staples / Sycamore begin building stake in ESND Price Performance(2) ESND S&P500 Last 1 Year (43%) +12% Last 2 Years (75%) +29% Last 3 Years (80%) +26% 4/12/18: SPR Merger Announcement

...Continuing an Established Trend of Dismal Performance… ___________________________ Source: Factset. ESND (77%) S&P 500 +66% ESND shares fell 77% in the 5 years leading up to the SPR merger announcement Declining industry trends will continue to pressure ESND regardless of whether the SPR merger is completed Indexed Stock Performance

…With Potential Downside to ~$4 per Share Based on Recent Performance If the SPR deal is blocked and ESND trades at its pre-announcement EV/EBITDA multiple of 6.9x, the implied price would be $4.22 ___________________________ Represents closing price 1 day prior to announcement of SPR transaction on 4/11/2018. Implied multiple of 6.9x calculated using financial data as of Q1 10-Q filing, net debt of $505mm, and LTM EBITDA of $122mm . Implied share price represents implied multiple of 6.9x and financial data as of Q2 10-Q filing, net debt of $493mm, LTM Adj. EBITDA of $96mm, and Fully Diluted Shares Outstanding of 39.0mm shares. $4.22(2) $11.50 $284mm in value (1) (1)

Risk #2 ESND Shares Are Currently Inflated Due to Speculation About Staples’ Proposal

Investors Valued Pro Forma Combination at Below $10 per Share ESND’s Current Trading Levels Are Based on Takeover Speculation ESND never traded above $10 post announcement of transaction and pre-Staples investment 4/12/18 Announcement of S.P. Richards Deal 4/25/18 Reported disappointing Q1 EPS ($0.19) worse than consensus 4/26/18 Staples / Sycamore begin building stake in ESND 5/16/18 Staples / Sycamore files 13D with $11.50 per share offer Staples Current Proposal: $11.50 ___________________________ Source: Capital IQ.

ESND’s Stock Price is Inflated by Staples’ Actions Over 81% of the gains in ESND stock price can be attributed to (1) Staples’ / Sycamore’s purchases of ESND shares and (2) the public announcement of Staples’ acquisition interest ___________________________ Source: Company Filings, S&P Capital IQ. If ESND shareholders approve the SPR merger and Staples withdraws its offer and sells its shares, ESND shares could lose significant value Staples’ / Sycamore’s purchases comprised 36% of trading volume during this period Higher trading levels post 13D filing despite decline in Q2 financial performance versus prior year and no improvement in business trends or SPR transaction terms. Current trading price based on takeover speculation and unrealistic price expectations

Risk #3 The SPR Merger Requires Faith in Unrealistic Assumptions About the Go-Forward Company… …Staples’ All-Cash Offer Provides Certainty of Value

ESND Management’s Poor Track Record Meeting Guidance / Expectations ESND and SPR Both Face Long-Term Secular Industry Headwinds ~35% of the Target Pro Forma 2020 EBITDA is Comprised of Synergies / Cost Cutting The SPR Merger Offers Unjustifiable and Less Certain Value vs. Staples’ All-Cash Offer Key Considerations for ESND Shareholders 1 2 3 4

ESND Management Has a Poor Track Record of Forecasting Future Performance… 1 ___________________________ Implied growth based on FY2015A net sales of $5,363mm and average of low and high estimate of $5,400 and $5,600 per FY2015 10-K. Implied growth based on FY2016A net sales of $5,369mm and average of low and high estimate of (4%) to flat net sales growth per FY2016 10-K. EPS guidance was not provided for FY2017. Average of low and high EPS estimate of $3.20 and $3.40 per FY2015 10-K. FY2016 FY2017 Miss: (244) bps Miss: (418) bps Miss: (53%) Midpoint of Guidance by ESND Management Actual results for specified period (1) (2) (4) ESND Net Sales Growth Guidance ESND Adjusted EPS Guidance (3) FY2016

…And Unrealistic Expectations for Go-Forward Performance 1 ___________________________ Note: Company filings. Reflects traditional office product and JanSan category sales. Last Year / This Year NEGATIVE Future Forecast POSITIVE? Represents EBITDA contribution from cost-cutting EBITDA Margin: 4.9% 3.2% 2.4% 1.9% 2.3% 2.6% 3.0% 2018 sales expected to be down ~11% compared to 2016, but management projects 1.4% growth from 2018-2020. Is this realistic? Even after excluding the declining national reseller channel, ESND saw a ~2% decline in sales in 2017, and down ~9%(1) in core office products and JanSan ESND Net Sales Growth Guidance ESND Adj. EBITDA EBITDA margin declined from 4.9% in 2015A to 1.9% in LTM Q2 2018A, but management expects margin to increase to 3.0% by 2020E $50mm of 2020E expected EBITDA is the result of aggressive “zero-based budgeting” cost cutting initiatives, suggesting core earnings of only $95mm, a (64%) decline from 2015A results

ESND’s Core Product Categories Are Facing Long-Term Secular Decline 2 ___________________________ Source: 2018 IBIS Industry Reports, 2018 Technavio Industry Reports, IDC Industry Reports; “Other” assumed to grow at 0% given flat performance of the segment in recent years. Ongoing Market Declines Weighing on ESND’s Core Business Units Weighted average growth rate of core businesses = (1.8%) Core business = ~75% of Total Revenue 47% of ESND business in industries in structural decline ESND Segments by FY2017 Revenue 2017-2021E Overall Segment Revenue Growth (% CAGR)

ESND’s Management Has Consistently Cited Secular Industry Decline to Explain Underperformance 2 “Looking ahead, we continue to face a challenging industry dynamic, which will impact our business in 2017… Over time, we expect to fundamentally improve the value we bring to the marketplace and the profitability of our business. While we are focusing on executing phase 1 in 2017, this is a multiyear effort. We also expect the challenging industry dynamic we operate in to persist…” FY2016 Earnings Call 2/28/2017 – Robert Aiken, Former President and CEO “…it’s clear that we face significant challenges and that we need to do more to improve our business. Our ongoing initiatives are progressing as planned. But as I stated on our Q2 call, there’s simply not enough to offset the industry headwinds that we’re experiencing.” Q3 FY2017 Earnings Call 10/26/2017 – Richard Phillips, President and CEO “Sales with independent resellers were up year-over-year, primarily due to lower margin sales of technology and cut-sheet paper… Countering these sales gains, secular declines continue to provide headwinds in this channel.” Q1 FY2018 Earnings Call 4/26/2018 – Janet Zelenka, CFO FY2016 FY2017 FY2018 FY2019 Will the script be any different in 2019 and beyond?

Even With Unrealistic Projections, ESND Shareholders Will Be Left Owning a Flat EBITDA Business (Pre-Synergies)… 2 S.P. Richards weighs on the outlook of the Combined Company ___________________________ Source: Company filings. EBITDA figures calculated using LIFO. ’17 – ‘20 CAGR 6.2% 1.3% Combined Company EBITDA Projections Pre-Synergies (1) ($ in millions) (5.1%)

…and EBITDA Projections Depend on Cost Cuts and Synergy Plans with Zero Margin for Error 3 Significant downside to earnings if management fails to meet its cost cutting expectations ___________________________ Source: Company filings. Stated in 8K filed on July 26, 2018 that ESND will deliver more than half of the $50mm cost savings by the end of FY 2018. What happens when there are no more costs to cut? Over 35% of PF EBITDA is coming from cost cuts / synergies Assumes ESND / SPR achieves plan, despite several year history of delivering results below guidance Synergies + Cost Cuts Pro Forma 2018E EBITDA Build (1)

Pro Forma Company is Over-Levered Relative to its Peers 3 ___________________________ Source: Company filings. Factset. CY2018E EBITDA for peers reflect consensus median estimates as of 8/24/2018 and latest available balance sheet information. As reported, not pro forma for the announced transaction involving SPR and ESND. Peer Median Debt / EBITDA: 1.9x Debt / CY2018E EBITDA (1)

ESND / SPR Pro Forma Multiple Guidance Has No Basis 4 ___________________________ Source: Company Filings. CapitalIQ. Market data as of 4/11/2018, one day prior to announcement of entry into definitive agreement, multiples based on daily trading data. Genuine Parts Company press release, 5/16/2018. On average, ESND has traded below 7.0x LTM EBITDA in recent years, with a trading range of ~5.5x to ~7.5x No basis to assume ESND / S. P. Richards would trade at 8.0x multiple, especially if combined with S.P. Richards’ declining financial profile Enterprise Value / LTM EBITDA 90th Percentile: 7.5x 10th Percentile: 5.5x (Based on 2 years of daily trading data) (1) (1) (1) (2) 8.0x Not Supportable ESND Trading Multiples (1)

Proposed RMT is An Unjustifiable Transfer of Value from ESND to GPC… 4 ___________________________ Source: Company Filings. Factset Note: Market data as of 4/11/2018, one day prior to announcement of entry into definitive agreement. Based on ESND 2018E Adjusted EBITDA (LIFO) of $112mm. Based on merger announcement presentation implied S.P. Richards valuation of approximately ~$680mm and SPR 2018E Adjusted EBITDA (LIFO) of $85mm. ESND was valued at a discount to S.P. Richards despite being a materially better business ESND shareholders will have a minority position in the pro forma company, yet S.P. Richards was valued at a premium to ESND 2018E EV/EBITDA Multiple Discount to S.P. Richards (1) (2)

…While Staples Offers Superior Value for ESND 4 $11.50 per Share All-Cash Offer Provides Greater Value and Certainty versus ESND / SPR or Standalone ESND ___________________________ Source: Company Filings. CapitalIQ. $879mm of Pro Forma Net Debt and 40.2 million shares issued per the S-4/A filing on 8/7/2018 and the merger announcement presentation, respectively. Per merger announcement presentation, $75mm of run-rate synergies, 90% of which realized by year two; analysis assumes the following phase in schedule: Year 1: $34mm, Year 2: $68mm, Year 3: $75mm. Illustrative pro forma trading multiple range of 6.5x – 7.0x incorporates potential impact of S.P. Richards’ declining financial profile on pro forma company. Trading value range based on trading from 4/12/2018 to 4/26/2018, before Staples involvement. As of Q2 10-Q filing, Net debt of $493mm, LTM Adj. EBITDA of $96mm, and Fully Diluted Shares Outstanding of 39.0 million shares; Unaffected multiple of 6.9x applied. EBITDA: Multiple: Assumes Pro Forma Net Debt of $879mm and 79.2mm Shares Outstanding (1) Adjustment to EBITDA of $40mm from synergies as they are phased in over several years (2) S.P. Richards Assumptions Adjust EBITDA for Synergy Phase-In Adjust PF Trading Multiple Discount 1-Year at 10% Cost of Equity Staples All-Cash Proposal Post- Announcement Trading Value Standalone ESND $300mm 8.0x $260mm 8.0x $260mm 6.5x - 7.0x $260mm 6.5x - 7.0x $96mm 6.9x (5) (4) (3) (3)

Staples’ Proposal Offers Greater Certainty Given All-Cash Consideration 4 Deal with GPC Offers Consideration to ESND Entirely in Stock vs. All-Cash Staples Proposal ___________________________ Source: Company Filings Based on announcement materials of 4/12/2018. Fully committed financing represents no financing risk to ESND shareholders Consideration Received (% of Total) Consideration Proposed by Staples Significant cash component of proceeds to GPC versus all-stock consideration to ESND

Staples’ Proposal Is a Good Deal for ESND Shareholders

Staples’ Offer is Extremely Attractive by Any Measure… Staples’ $11.50 offer provides a compelling valuation and an attractive premium to ESND’s unaffected stock price 7.9x EV/2017A EBITDA, 1.2x higher than ESND’s 2-year historical average EV/LTM EBITDA trading multiple of 6.7x(1) 36% Premium to ESND’s closing stock price on 4/11/2018, the day prior to the Company’s announcement of the proposed transaction with GPC 57% Premium to ESND’s closing stock price on 4/26/2018, the day Staples / Sycamore began purchasing ESND stock ___________________________ Source: Company Filings. Factset. Represents average EV / LTM EBITDA multiple as of 4/11/2018

…and Is Immediately Actionable Staples owns 4.2mm shares in ESND, representing 11.15% of the basic share count, and is the 3rd largest investor in ESND Staples has delivered a fully actionable offer and merger agreement to ESND’s board Staples is prepared to sign a definitive agreement immediately Staples has fully committed financing from its bank group to support the full offer consideration

Exhibit 3

Staples Files Preliminary Proxy Statement Recommending Shareholders of

Essendant to Vote Against the Proposed Merger with S.P. Richards

Staples files investor presentation for its superior $11.50 all cash, fully financed offer for Essendant

Staples willing to provide significant regulatory protection

Staples believes Essendant stock is trading on takeover speculation with unrealistic price expectations

FRAMINGHAM, Mass. 9/4/18 – Staples, Inc. announced today that it has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) to urge the shareholders of Essendant (Nasdaq: ESND) to vote AGAINST the proposed merger with S.P. Richards Co. (SPR), a subsidiary of Genuine Parts Company, and has filed an Investor Presentation with the SEC. Staples believes the SPR merger is inferior and presents significant antitrust risks that could delay or prevent the transaction from closing. In support of its campaign, Staples has filed with the SEC an investor presentation in connection with its opposition to the proposed SPR merger, outlining the risks to Essendant shareholders.

Staples also has sent the following letter to Essendant:

“As conveyed to your legal counsel, we will be separately sending to your legal counsel a merger agreement we are prepared to execute. Consistent with our prior proposal, you will see that our transaction would not be subject to a financing condition. In addition, while we do not believe there would be any regulatory impediments to promptly closing our transaction, we have included a regulatory break-up fee of $20 million — that is at the higher end of precedents and shows our confidence in obtaining regulatory clearance.

Your proposed merger with S.P. Richards has very significant regulatory uncertainty and risk, given that it is a horizontal merger to what would appear to be a monopoly. Moreover, there is no apparent remedy that could be undertaken that would allow for the transaction to close. Your agreement for the S.P. Richards merger does not provide you with any protection if it is blocked, and your own disclosures make it clear that you will not even know whether you can obtain regulatory approval until the end of the year. We believe that if your proposed transaction is blocked, Essendant’s stock could fall to below $5 a share — we would then be in a position to acquire Essendant for well below $11.50 a share.

Enclosed with this letter is an Investor Presentation that we filed today, which includes pages previously provided to you regarding our views concerning the value of your proposed merger with S.P. Richards. The Investor Presentation demonstrates that the market was right in valuing your proposed merger at below $10 a share — and that was before your more recent disclosures of the weakness in the operations and outlook for both you and S.P. Richards’ business.

We believe that our $11.50 offer already is far superior to your highly uncertain proposed merger, and would note that none of the information you have shared with us has changed our view on value. Nevertheless, in order to come to a negotiated transaction, we continue to be prepared to engage to see if we can reach agreement through a potential increase in price. However, in that context, it is important to recognize that the current trading prices for your stock are based on takeover speculation and unrealistic price expectations.”

About Staples, Inc.

Staples brings technology and people together in innovative ways to consistently deliver products, services and expertise that elevate and delight customers. Staples is in business with businesses and is passionate about helping businesses work better. Headquartered outside of Boston, Mass., Staples, Inc. operates primarily in North America. More information about Staples is available at www.staples.com.

Contacts

Media Contacts:

Gladstone Place Partners

Michael Flaherty, 212-230-5930

STAPLES, INC. (“STAPLES”) INTENDS TO FILE WITH THE SEC A DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING GOLD PROXY CARD TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE UPCOMING SPECIAL MEETING OF STOCKHOLDERS OF ESSENDANT INC. (THE “COMPANY”), INCLUDING ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF OR ANY OTHER MEETING THAT MAY BE CALLED IN LIEU THEREOF (THE “SPECIAL MEETING”). INFORMATION RELATING TO STAPLES AND THE OTHER PARTICIPANTS IN SUCH PROXY SOLICITATION (COLLECTIVELY, THE “PARTICIPANTS”) HAS BEEN INCLUDED IN A PRELIMINARY PROXY STATEMENT FILED BY STAPLES WITH THE SEC ON SEPTEMBER 4, 2018 AND IN ANY AMENDMENTS TO THAT PRELIMINARY PROXY STATEMENT. STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS RELATED TO THE SOLICITATION OF STOCKHOLDERS OF THE COMPANY IN CONNECTION WITH THE SPECIAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATING TO THE PARTICIPANTS. THESE MATERIALS AND OTHER MATERIALS FILED BY THE PARTICIPANTS IN CONNECTION WITH THE SOLICITATION OF PROXIES WILL BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER RELEVANT DOCUMENTS FILED BY THE PARTICIPANTS WITH THE SEC WILL ALSO BE AVAILABLE, WITHOUT CHARGE, ON REQUEST FROM STAPLES’ PROXY SOLICITOR, D.F. KING & CO., INC., AT 800-870-0126 OR VIA EMAIL AT STAPLES@DFKING.COM.